Exhibit No. 10.4
                                                             ----------------

                          SUMMARY PLAN DESCRIPTION
                         United Retail Group, Inc.
                       Incentive Compensation Program
                               for Executives
                            as of August 4, 2001


         The Incentive Compensation Program provides each Executive of United Retail Group, Inc. with an opportunity each season to earn a Performance Bonus based on attainment of targets for consolidated operating income (loss) by the Company (the "Operating Results"). (Capitalized terms used herein and defined in the respective Employment Agreements between the Company and the Executives shall have the same meanings as in the pertinent Agreement.)

         Section 1. Each Executive has been assigned an individual participation percentage in his Employment Agreement. Further, seasonal targets for Operating Results will be established by the Compensation Committee of the Board of Directors of the Company. The targets will be assigned percentages ranging from 20% for the lowest acceptable Operating Results to 200% at and above the highest target. There will be no payout if the 20% target is missed.

         Section 2. The amount of an Executive's Performance Bonus shall be the product of his seasonal Base Salary multiplied by the Executive's participation percentage multiplied by the target percentage achieved by the Company. For example, an Executive with a seasonal Base Salary of $120,000 ($240,000 per annum) and a participation percentage of 20% would receive $4,800 if the 20% target is met.

         Section 3. Except as otherwise provided in Section 5, the Operating Results shall be determined by reference to the consolidated statement of operations of the Company for the season in question.

         Section 4. The seasonal consolidated statement of operations shall be prepared by the Company's Chief Accounting Officer, shall be in accordance with generally accepted accounting principles consistently applied ("GAAP") and shall be reviewed by the independent certified public accountants for the Company (the "Accounting Firm"). The preceding sentence to the contrary notwithstanding, (i) if all the Executives waive the performance of a review by the Accounting Firm in writing, no review by the Accounting Firm shall be required and (ii) if the Company shall have acquired or organized one or more new subsidiaries during the season in question, the seasonal consolidated statement of operations shall be prepared by the Company's Chief Accounting Officer on a pro forma basis excluding the new subsidiary or subsidiaries but shall otherwise be in accordance with GAAP. Promptly after the end of each season the Company shall deliver to the Executives copies of such seasonal consolidated statement of operations and the letter, if required, from the Accounting Firm with respect to its review of the seasonal consolidated statement of operations.

         Section 5. Anything above to the contrary notwithstanding, in the event that the Company shall merge or consolidate with another corporation, or shall sell all or substantially all of its assets, during a season, then the Performance Bonus for the season shall be determined on a basis that is fair and equitable in light of the circumstances instead of solely by reference to the Operating Results. The determination of the Performance Bonus for such a season shall be made by the executive compensation consulting division of a firm of independent certified public accountants of nationally recognized standing designated in writing by a plurality of the Executives or by a retired partner of that firm designated by that firm.

         Section 6. The Company shall pay the professional fee and disbursements of the Accounting Firm that reviews the seasonal consolidated statement of operations and of any accountant(s) who determine(s) the Performance Bonus.

         Section 7. In compliance with the law, Performance Bonuses are subject to withholding taxes and deductions for contributions to the Retirement Savings Plan and the Supplemental Retirement Savings Plan, respectively.



IC URGI